Exhibit 99.1

DFB Healthcare Acquisitions Corp. Announces Pricing of $250 Million Initial Public Offering

NEW YORK, Feb. 16, 2018 /PRNewswire/ — DFB Healthcare Acquisitions Corp. (“DFB Healthcare”) announced today that it has priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “DFBHU” beginning today. Each unit consists of one share of the Company common stock and one-third of one warrant, each whole warrant enabling the holder thereof to purchase one share of common stock at a price of $11.50 per share.  No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

DFB Healthcare is being sponsored by Deerfield/RAB Ventures, LLC, which was jointly founded by Deerfield Management Company L.P. (“Deerfield”) and its management team, led by CEO Richard Barasch. Deerfield is an investment firm focused exclusively on the healthcare industry, and its investment activity spans both public and private securities. Mr. Barasch has more than 30 years of experience in healthcare services, health insurance, and related industries, and was CEO of Universal American Corp. from 1995 until the Company’s acquisition by WellCare Health Plans in April 2017.

Goldman Sachs & Co. and Deutsche Bank Securities are acting as joint book runners for the offering and Leerink Partners is acting as co-manager. DFB Healthcare has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on February 15, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The registration statement can be obtained at www.sec.gov.

About DFB Healthcare Acquisitions Corp.

DFB Healthcare Acquisitions Corp. Is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It has not identified any business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target. Its acquisition and value creation strategy will be to identify and acquire a business in the healthcare sector.

The offering is being made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained, when available, from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone toll-free at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com, from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836 (Tel: (800) 503-4611; Email: prospectus.CPDG@db.com), and from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525, ext. 6132 or by email at syndicate@leerink.com.

Contact

DFB Healthcare Acquisitions Corp.

Chris Wolfe, (212) 965-2400

cwolfe@rabventuresllc.com